Press Release
For Immediate Release

Beazer Homes Announces New $250 Million
Four-Year Revolving Credit Facility and $200 Million Four-Year Term
Loan; Intends to Call $100 Million Senior Notes for Redemption

Atlanta, Georgia, June 3, 2003 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it has closed a $250 million four-year revolving credit facility and a $200 million four-year term loan with a group of banks, led by Bank One, NA as Agent and Banc One Capital Markets, Inc. as Lead Arranger and Sole Bookrunner.  The revolving credit facility matures in June 2007 and renews and extends Beazer’s $250 million revolving credit facility, which was set to expire in September 2004.  The term loan also matures in June 2007 and replaces Beazer’s  $100 million term loan that was set to mature in December 2004.  The revolving credit facility and the term loan bear interest at a fluctuating rate based upon LIBOR or the corporate base rate of interest announced by Bank One.

Participating banks, in addition to Bank One, NA, include: BNP Paribas, Guaranty Bank, SunTrust Bank, and Wachovia Bank, National Association as Syndication Agents, Comerica Bank, PNC Bank, N.A. and Washington Mutual Bank, FA, as Co-Agents, and AmSouth Bank, BankUnited, FSB, Fifth Third Bank, Indiana,  KeyBank National Association and Compass Bank as participants.

The Company also announced that it is using a portion of the net proceeds from the term loan to redeem its 8.875% Senior Notes due 2008 (the “2008 Notes”).  Pursuant to the optional redemption provisions of the 2008 Notes, the Company intends to call the 2008 Notes for redemption at 104.438% of the principal amount, plus accrued interest.  The redemption of the 2008 Notes is expected to be effective on June 20, 2003.

David S. Weiss, Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc., said, “We are extremely pleased to announce our new revolving credit facility and term loan.  Under the leadership of Bank One, this facility provides us with significant liquidity and enhances our very strong financial position.  We are also pleased that we are able to take advantage of the current lower interest rate environment and retire the 2008 notes.”

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact:	David S. Weiss
Executive Vice President and Chief Financial Officer
(404) 250-3420
dweiss@beazer.com

Note:                             Certain statements in this Press Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report for the year ended September 30, 2002.